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                       AIM SELECT REAL ESTATE INCOME FUND

                      AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), dated as of September 19, 2006, by and between AIM Select Real Estate Income Fund, a Delaware statutory trust ("ASREIF"), acting on its own behalf and on behalf of its series portfolio AIM Select Real Estate Income Fund, and AIM Counselor Series Trust, a Delaware statutory trust (the "Trust"), acting on its own behalf and on behalf of its series portfolio AIM Select Real Estate Income Fund.

                                   BACKGROUND

     ASREIF is organized as a series management investment company and is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended. ASREIF currently publicly offers shares of beneficial interest representing interests in its single series portfolio which has been designated as AIM Select Real Estate Income Fund and is referred to in this Agreement as the "Current Fund."

     The Board of Trustees of ASREIF has designated multiple classes of shares of beneficial interest that represent interests in the Current Fund. Each of these classes that is currently outstanding is listed on Schedule A to this Agreement and is referred to in this Agreement as a "Current Fund Class."

     The Board of Trustees of ASREIF has determined that it would be in the best interests of the holders of the Current Fund's Common Shares (the "Shareholders") for the Current Fund to reorganize as an investment portfolio of the Trust for the sole purpose of converting the Current Fund from a closed-end investment company to an open-end investment company. In anticipation of such reorganization, the Board of Trustees of the Trust has established an additional series portfolio corresponding to the Current Fund and designated such series portfolio as AIM Select Real Estate Income Fund (the "New Fund"), and has designated multiple classes of shares of beneficial interest in the New Fund (each a "New Fund Class"). Schedule A lists the New Fund Classes.

     The Current Fund desires to provide for its reorganization (the "Reorganization") through the transfer of all of its assets to the New Fund in exchange for the assumption by the New Fund of the liabilities of the Current Fund and the issuance by the Trust to the Current Fund of shares of beneficial interest in the New Fund ("New Fund Shares"). New Fund Shares received by the Current Fund will have an aggregate net asset value equal to the aggregate net asset value of the shares of the Current Fund immediately prior to the Reorganization (the "Current Fund Shares"). The Current Fund will then distribute the New Fund Shares it has received to the Shareholders.

     The Reorganization is subject to, and shall be effected in accordance with, the terms of this Agreement. This Agreement is intended to be and is adopted by ASREIF, on its own behalf and on behalf of the Current Fund, and by the Trust, on its own behalf and on behalf of the New Fund, as a Plan of Reorganization within the meaning of the regulations under Section 368(a) of the Internal Revenue Code of 1986, as amended.

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     NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.   DEFINITIONS.

Any capitalized terms used herein and not otherwise defined shall have the meanings set forth in the preamble or background to this Agreement. In addition, the following terms shall have the following meanings:

     1.1 "Assets" shall mean all assets including, without limitation, all cash, cash equivalents, securities, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, books and records, deferred and prepaid expenses shown as assets on the Current Fund's books, and other property owned by the Current Fund at the Effective Time.

     1.2 "Closing" shall mean the consummation of the transfer of Assets, assumption of Liabilities and issuance of shares described in Sections 2.1 and
2.2 of this Agreement, together with the related acts necessary to consummate the Reorganization, to occur on the date set forth in Section 3.1.

     1.3 "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.4 "Current Fund" shall mean the single series portfolio of ASREIF established as AIM Select Real Estate Income Fund.

     1.5 "Current Fund Class" shall mean each class of shares of beneficial interest in the Current Fund as shown on Schedule A.

     1.6 "Current Fund Shares" shall mean the shares of the Current Fund outstanding immediately prior to the Reorganization.

     1.7 "Effective Time" shall have the meaning set forth in Section 3.1.

     1.8 "Liabilities" shall mean all liabilities of the Current Fund including, without limitation, all debts, obligations, and duties of whatever kind or nature, whether absolute, accrued, contingent, or otherwise, whether or not determinable at the Effective Time, and whether or not specifically referred to herein.

     1.9 "New Fund" shall mean the series portfolio of the Trust established as AIM Select Real Estate Income Fund.

     1.10 "New Fund Class" shall mean each class of shares of beneficial interest in the New Fund as set forth on Schedule A, certain of which shall correspond to the existing Current Fund Classes as shown on Schedule B.

     1.11 "New Fund Shares" shall mean those shares of beneficial interest in the New Fund issued to the Current Fund hereunder.


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     1.12 "RIC" shall mean a "regulated investment company" (as defined under
Subchapter M of the Code).

     1.13 "SEC" shall mean the Securities and Exchange Commission.

     1.14 "Securities Act" shall mean the Securities Act of 1933, as amended.

     1.15 "Shareholder(s)" shall mean the Current Fund's shareholder(s) of record, determined as of the Effective Time.

     1.16 "Shareholders Meeting" shall have the meaning set forth in Section
5.1.

     1.17 "Transfer Agent" shall have the meaning set forth in Section 2.2.

     1.18 "1940 Act" shall mean the Investment Company Act of 1940, as amended.

2.   PLAN OF REORGANIZATION.

     2.1 ASREIF agrees, on behalf of the Current Fund, to assign, sell, convey, transfer and deliver all of the Assets of the Current Fund to the New Fund. The Trust, on behalf of the New Fund, agrees in exchange therefor:

          (a) to issue and deliver to the Current Fund the number of full and fractional (rounded to the third decimal place) New Fund Shares of each New Fund Class designated on Schedule B equal to the number of full and fractional Current Fund Shares of each Current Fund Class designated on Schedule B; and

          (b) to assume all of the Current Fund's Liabilities.

Such transactions shall take place at the Closing.

     2.2 At the Effective Time (or as soon thereafter as is reasonably practicable), (a) the New Fund Shares issued pursuant to Section 5.2 shall be redeemed by the New Fund at the New Fund's then-current net asset value and (b) the Current Fund shall distribute the New Fund Shares received by it pursuant to
Section 2.1 to the Shareholders in exchange for such Shareholders' Current Fund Shares. Such distribution shall be accomplished through opening accounts, by the transfer agent for the Trust (the "Transfer Agent"), on the New Fund's share transfer books in the Shareholders' names and transferring New Fund Shares to such accounts. Each Shareholder's account shall be credited with the respective pro rata number of full and fractional (rounded to the third decimal place) New Fund Shares of each New Fund Class due that Shareholder. All outstanding Current Fund Shares, including those represented by certificates, shall simultaneously be canceled on the Current Fund's share transfer books. The Trust shall not issue certificates representing the New Fund Shares in connection with the Reorganization. However, certificates representing Current Fund Shares shall represent New Fund Shares after the Reorganization.


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     2.3 Following receipt of the required shareholder vote and as soon as reasonably practicable after the Closing, the status of the Current Fund as a designated series of ASREIF shall be terminated.

     2.4 Following receipt of the required shareholder vote and as soon as reasonably practicable after distribution of the New Fund Shares pursuant to
Section 2.2, ASREIF shall cause a Form N-8F to be filed with the SEC to deregister ASREIF as a registered investment company and, following the filing of Form N-8F and the issuance by the SEC of an order declaring that ASREIF has ceased to be an investment company, ASREIF shall file Certificate of Cancellation with the Secretary of State of the State of Delaware to dissolve ASREIF as a Delaware statutory trust; provided, however, that the filing of Form N-8F and Certificate of Cancellation as aforesaid shall not be required if the Reorganization shall not have been consummated.

     2.5 Any transfer taxes payable on issuance of New Fund Shares in a name other than that of the registered holder of the Current Fund Shares exchanged therefor shall be paid by the person to whom such New Fund Shares are to be issued, as a condition of such transfer.

     2.6 Any reporting responsibility of ASREIF or the Current Fund to a public authority is and shall remain its responsibility up to and including the date on which it is terminated.

3.   CLOSING.

     3.1 The Closing shall occur at the principal office of ASREIF on March 12, 2007, or on such other date and at such other place upon which the parties may agree. All acts taking place at the Closing shall be deemed to take place simultaneously as of ASREIF's and the Trust's close of business on the date of the Closing or at such other time as the parties may agree (the "Effective Time").

     3.2 ASREIF or its fund accounting agent shall deliver to the Trust at the Closing, a certificate of an authorized officer verifying that the information (including adjusted basis and holding period, by lot) concerning the Assets, including all portfolio securities, transferred by the Current Fund to the New Fund, as reflected on the New Fund's books immediately following the Closing, does or will conform to such information on the Current Fund's books immediately before the Closing. ASREIF shall cause the custodian for the Current Fund to deliver at the Closing a certificate of an authorized officer of the custodian stating that (a) the Assets held by the custodian will be transferred to the New Fund at the Effective Time, and (b) all necessary taxes in conjunction with the delivery of the Assets, including all applicable federal and state stock transfer stamps, if any, have been paid or provision for payment has been made.

     3.3 ASREIF shall deliver to the Trust at the Closing a list of the names and addresses of each registered Shareholder of the Current Fund and the number of outstanding Current Fund Shares of each Current Fund Class owned by each registered Shareholder, all as of the Effective Time, certified by ASREIF's Secretary or Assistant Secretary. The Trust shall cause the Transfer Agent to deliver at the Closing a certificate as to the opening on the New Fund's share transfer books of accounts in the registered Shareholders' names. The Trust shall issue and deliver a confirmation to ASREIF evidencing the New Fund Shares to be credited to the Current


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Fund at the Effective Time or provide evidence satisfactory to ASREIF that such shares have been credited to the Current Fund's account on such books. At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, stock certificates, receipts, or other documents as the other party or its counsel may reasonably request.

     3.4 ASREIF and the Trust shall deliver to the other at the Closing a certificate executed in its name by its President or a Vice President in form and substance satisfactory to the recipient and dated the Effective Time, to the effect that the representations and warranties it made in this Agreement are true and correct at the Effective Time except as they may be affected by the transactions contemplated by this Agreement.

4.   REPRESENTATIONS AND WARRANTIES.

     4.1 ASREIF represents and warrants on its own behalf and on behalf of the Current Fund as follows:

          (a) ASREIF is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware, and its Certificate of Trust has been duly filed in the Office of the Secretary of State of Delaware;

          (b) ASREIF is duly registered as a closed-end series management investment company under the 1940 Act, and such registration is in full force and effect;

          (c) The Current Fund is a duly established and designated series of ASREIF;

          (d) The prospectus and statement of additional information for Current Fund as of the date on which they were issued did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

          (e) At the Closing, the Current Fund will have good and marketable title to its Assets and full right, power, and authority to sell, assign, transfer, and deliver its Assets free of any liens or other encumbrances; and upon delivery and payment for the Assets, the New Fund will acquire good and marketable title to the Assets;

          (f) The New Fund Shares are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms hereof;

          (g) The Current Fund is a "regulated investment company" as defined in
     Section 851(a) of the Code; the Current Fund qualified for treatment as a RIC for each taxable year since it commenced operations that has ended (or will end) before the Closing and will continue to meet all the requirements for such qualification for its current taxable year (and the Assets will be invested at all times through the Effective Time in a manner that ensures compliance with the foregoing); the Current Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it; and the Current Fund has made all distributions for each calendar year that has ended (or will end) before the Closing that are necessary to


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     avoid the imposition of federal income or excise tax or has paid or provided for the payment of any excise tax imposed for any such calendar year;

          (h) During the five-year period ending on the date of the Reorganization, neither ASREIF nor any person related to ASREIF (as defined in Section 1.368-1(e)(3) of the Federal income tax regulations adopted pursuant to the Code without regard to Section 1.368-1(e)(3)(i)(A)) will have directly or through any transaction, agreement, or arrangement with any other person, acquired shares of the Current Fund for consideration other than shares of the Current Fund, except for the repurchases by the Current Fund of its Common Shares on or before July 18, 2006 in the ordinary course of the Current Fund's business as a closed-end investment company (which business shall be deemed to include the Current Fund's repurchases of its Common Shares from time to time in accordance with Rule 10b-18 of the Securities Act of 1934, as amended) and the redemptions of series of Auction Rate Preferred Shares of the Current Fund in accordance with the terms of such series on or before November 10, 2006. There is no plan or intention of the Shareholders who individually own 5% or more of any Current Fund Shares and, to the best of ASREIF's knowledge, there is no plan or intention of the remaining Shareholders to redeem or otherwise dispose of any New Fund Shares to be received by them in the Reorganization other than pursuant to individual investment decisions to redeem New Fund Shares made by such Shareholders as shareholders of an open-end investment company operating in accordance with the requirements of Section 22(e) of the 1940 Act. Consequently, ASREIF is not aware of any plan that would cause the percentage of Shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization to be one percent (1%) or more of the shares of the Current Fund outstanding as of the Effective Time, insofar as such individual investment decisions by Shareholders would not be construed to be part of a plan;

          (i) ASREIF is not under the jurisdiction of a court in a proceeding under Title 11 of the United States Code or similar case within the meaning of Section 368(a)(3)(A) of the Code;

          (j) As of the Effective Time, the Current Fund will not have outstanding any warrants, options, convertible securities, or any other type of rights pursuant to which any person could acquire shares of Current Fund;

          (k) At the Effective Time, the performance of this Agreement with respect to the Current Fund shall have been duly authorized by all necessary action by the Shareholders;

          (l) The fair market value of the Assets of the Current Fund transferred to the New Fund will equal or exceed the sum of the Liabilities assumed by the New Fund plus the amount of Liabilities, if any, to which the transferred Assets are subject; and

          (m) The Liabilities to be assumed by the New Fund and the liabilities, if any, to which the Assets are subject, were incurred by the Current Fund in the ordinary course of its business and are associated with the transferred Assets.


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     4.2 The Trust represents and warrants on its own behalf and on behalf of the New Fund as follows:

          (a) The Trust is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware, and its Certificate of Trust has been duly filed in the office of the Secretary of State of Delaware;

          (b) The Trust is duly registered as an open-end management investment company under the 1940 Act. At the Effective Time, the New Fund Shares to be issued pursuant to Section 2.1 of this Agreement shall be duly registered under the Securities Act by a Registration Statement on Form N-14 filed with the SEC;

          (c) At the Effective Time, the New Fund will be a duly established and designated series of the Trust;

          (d) The New Fund has not commenced operations nor will it commence operations until after the Closing;

          (e) Prior to the Effective Time, there will be no issued and outstanding shares in the New Fund or any other securities issued by the Trust on behalf of the New Fund, except as provided in Section 5.2;

          (f) No consideration other than New Fund Shares (and the New Fund's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

          (g) The New Fund Shares to be issued and delivered to the Current Fund hereunder will, at the Effective Time, have been duly authorized and, when issued and delivered as provided herein, will be duly and validly issued and outstanding shares of the New Fund, fully paid and nonassessable and will conform to the description thereof contained in the Trust's Registration Statement on Form N-14 then in effect;

          (h) The combined proxy statement/prospectus (the "Combined Proxy Statement/Prospectus"), which forms a part of the Trust's Registration Statement on Form N-14, shall be furnished to the Shareholders entitled to vote at the Shareholders Meeting in accordance with normal market practice for such transactions. The Combined Proxy Statement/Prospectus and related Statement of Additional Information of the New Fund, when they become effective, shall conform in all material respects to the applicable requirements of the Securities Act and the 1940 Act and shall not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

          (i) The New Fund will be a "fund" as defined in Section 851(g)(2) of the Code and will meet all the requirements to qualify for treatment as a RIC for its taxable year in which the Reorganization occurs;


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          (j) The Trust, on behalf of the New Fund, has no plan or intention to issue additional New Fund Shares following the Reorganization except for shares issued in the ordinary course of its business as an open-end investment company; nor does the Trust, on behalf of the New Fund, have any plan or intention to redeem or otherwise reacquire any New Fund Shares issued pursuant to the Reorganization, other than in the ordinary course of such business or to the extent necessary to comply with its legal obligation under Section 22(e) of the 1940 Act;

          (k) The New Fund does not have any plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of its business or dispositions necessary to maintain its qualification as a RIC, although in the ordinary course of its business the New Fund will continuously review its investment portfolio (as the Current Fund did before the Reorganization) to determine whether to retain or dispose of particular stocks or securities, including those included in the Assets; and

          (l) There is no plan or intention for the New Fund to be dissolved or merged into another corporation or statutory trust or "fund" thereof (within the meaning of Section 851(g)(2) of the Code) following the Reorganization.

     4.3 Each of ASREIF and the Trust, on its own behalf and on behalf of the Current Fund or the New Fund, as appropriate, represents and warrants as follows:

          (a) The fair market value of the New Fund Shares of the New Fund received by each Shareholder will be equal to the fair market value of the Current Fund Shares of the Current Fund surrendered in exchange therefor;

          (b) Immediately following consummation of the Reorganization, the Shareholders will own all the New Fund Shares of the New Fund and will own such shares solely by reason of their ownership of the Current Fund Shares of the Current Fund immediately before the Reorganization;

          (c) Each of the Current Fund and the New Fund shall bear all of its costs and expenses in connection with the Reorganization without any reimbursement therefore by the investment advisor of the Current Fund and the New Fund or by any other person; provided, however, that the investment advisor of the Current Fund and the New Fund or any other person may agree to pay the costs and expenses of the Current Fund and the New Fund if such expenses are solely and directly related to the Reorganization. Neither the Current Fund nor the New Fund (nor any person related to the Current Fund or the New Fund) will pay or assume any expenses of the Shareholders;

          (d) There is no intercompany indebtedness between the Current Fund and the New Fund that was issued or acquired, or will be settled, at a discount; and

          (e) Immediately following consummation of the Reorganization, the New Fund will hold the same assets, except for assets distributed to shareholders in the ordinary course of its business as a series of an open-end investment company and assets used to pay expenses incurred in connection with the Reorganization, and be subject to


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     the same liabilities that the Current Fund held or was subject to immediately prior to the Reorganization. Assets used to pay (i) expenses,
     (ii) all redemptions (other than the redemptions of series of Auction Rate Preferred Shares of the Current Fund in accordance with the terms of such series on or before November 10, 2006), and (iii) all distributions (other than regular, normal distributions), made by the Current Fund after the date of this Agreement will, in the aggregate, constitute less than one percent (1%) of its net assets.

5.   COVENANTS.

     5.1 As soon as practicable after the date of this Agreement, ASREIF shall call a meeting of the Shareholders (the "Shareholders Meeting") to consider and act on this Agreement and, in connection therewith, the sale of the Current Fund's assets and the termination of the Current Fund as a designated series of ASREIF. The Board of Trustees of ASREIF shall recommend that the Shareholders approve this Agreement and, in connection therewith, the sale of the Current Fund's assets and the termination of the Current Fund as a designated series of ASREIF. Approval of this Agreement by the Shareholders will authorize ASREIF, and ASREIF hereby agrees, to vote on the matters referred to in Sections 5.2 and
5.3 for the New Fund.

     5.2 Prior to the Closing, ASREIF shall acquire one New Fund Share in each New Fund Class of the New Fund for the purpose of enabling ASREIF to ratify the selection of the Trust's independent accountants, and to vote on the matters referred to in Section 5.3.

     5.3 Prior to the Closing, the Trust (on its own behalf and with respect to the New Fund or each New Fund Class, as appropriate) shall enter into a Master Investment Advisory Agreement, a Master Sub-Advisory Agreement, a Master Administrative Services Agreement, Master Distribution Agreement, a Custodian Agreement, and a Transfer Agency and Servicing Agreement; shall adopt plans of distribution pursuant to Rule 12b-l of the 1940 Act, a multiple class plan pursuant to Rule 18f-3 of the 1940 Act; and shall enter into or adopt, as appropriate, such other agreements and plans as are necessary for the New Fund's operation as a series of an open-end investment company. Each such agreement and plan shall have been approved by the Trust's trustees and, to the extent required by law, by such of those trustees who are not "interested persons" of the Trust (as defined in the 1940 Act) and by ASREIF as the sole shareholder of the New Fund.

     5.4 The Trust shall file with the SEC one or more post-effective amendments to the Trust's Registration Statement on Form N-lA under the Securities Act, and the 1940 Act, which will contain such amendments to such Registration Statement on Form N-1A as are determined by the Trust to be necessary and appropriate to effect the Reorganization, and shall use its best efforts to have such post-effective amendment or amendments to the Registration Statement become effective prior to the Closing.

     5.5 The Trust shall file with the SEC a Registration Statement on Form N-14 under the Securities Act, and the 1940 Act, (i) which will contain such amendments to such Registration Statement on Form N-14 as are determined by the Trust to be necessary and appropriate to effect the Reorganization, and (ii) will register the New Fund Shares to be issued pursuant to Section 2.1 of this Agreement, and shall use its best efforts to have such post-


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effective amendment or amendments to the Registration Statement become effective prior to the Closing.

6.   CONDITIONS PRECEDENT.

     The obligations of ASREIF, on its own behalf and on behalf of the Current Fund, and the Trust, on its own behalf and on behalf of the New Fund, will be subject to (a) performance by the other party of all its obligations to be performed hereunder at or before the Effective Time, (b) all representations and warranties of the other party contained herein being true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated hereby, as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, and (c) the further conditions that, at or before the Effective Time:

     6.1 The Shareholders have approved this Agreement and the transactions contemplated by this Agreement in accordance with applicable law.

     6.2 All necessary filings shall have been made with the SEC and state securities authorities, and no order or directive shall have been received that any other or further action is required to permit the parties to carry out the transactions contemplated hereby. All consents, orders, and permits of federal, state, and local regulatory authorities (including the SEC and state securities authorities) deemed necessary by either ASREIF or the Trust to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain such consults, orders, and permits would not involve a risk of a material adverse effect on the assets or properties of either the Current Fund or the New Fund, provided that either ASREIF or the Trust may for itself waive any of such conditions.

     6.3 The Registration Statement on Form N-14 filed by the Trust with respect to New Fund Shares to be issued to the Shareholders in connection with the Reorganization shall have become effective under the Securities Act and shall include an undertaking therein to file the opinion referenced in Section 6.4 in a post-effective amendment to such Registration Statement after the Closing Date, and no stop order suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the Securities Act.

     6.4 Each of ASREIF and the Trust shall have received an opinion from Ballard Spahr Andrews & Ingersoll, LLP as to the federal income tax consequences mentioned below. In rendering such opinion, such counsel may rely as to factual matters, exclusively and without independent verification, on the representations made in this Agreement (or in separate letters of representation that ASREIF and the Trust shall use their best efforts to deliver to such counsel) and the certificates delivered pursuant to Section 3.4. Such opinion shall be substantially to the effect that, based on the facts and assumptions stated therein and conditioned on consummation of the Reorganization in accordance with this Agreement, for federal income tax purposes:

          (a) The Reorganization will constitute a "reorganization" within the meaning of section 368(a) of the Code, and the Current Fund and the New Fund will each be "a party to a reorganization" within the meaning of section 368(b) of the Code;


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          (b) No gain or loss will be recognized to the Current Fund on the transfer of its Assets to the New Fund in exchange solely for the New Fund Shares and the New Fund's assumption of the Liabilities or on the subsequent distribution of the New Fund Shares to the Shareholders, in constructive exchange for the Current Fund Shares, in liquidation of the Current Fund;

          (c) No gain or loss will be recognized by the New Fund on its receipt of the Assets in exchange for New Fund Shares and its assumption of the Liabilities;

          (d) The New Fund's basis for the Assets will be the same as the basis thereof in the Current Fund's hands immediately before the Reorganization, and the New Fund's holding period for those Assets will include the Current Fund's holding period therefor;

          (e) A Shareholder will recognize no gain or loss on the constructive exchange of Current Fund Shares solely for New Fund Shares pursuant to the Reorganization; and

          (f) A Shareholder's basis for the New Fund Shares to be received in the Reorganization will be the same as the basis for the Current Fund Shares to be constructively surrendered in exchange therefor, and a Shareholder's holding period for such New Fund Shares will include its holding period for such Current Fund Shares, provided that such Current Fund Shares are held as capital assets by the Shareholder at the Effective Time.

     6.5 No stop-order suspending the effectiveness of the Registration Statement on Form N-1A shall have been issued, and no proceeding for that purpose shall have been initiated or threatened by the SEC (and not withdrawn or terminated).

     At any time prior to the Closing, any of the foregoing conditions (except those set forth in Sections 6.1, 6.3 and 6.4) may be waived by the trustees of either ASREIF or the Trust if, in their judgment, such waiver will not have a material adverse effect on the interests of the Shareholders.

7.   EXPENSES.

     Except as otherwise provided in Section 4.3(c), all expenses incurred in connection with the transactions contemplated by this Agreement (regardless of whether they are consummated) will be borne by the parties as they mutually agree.

8.   ENTIRE AGREEMENT.

     Neither party has made any representation, warranty, or covenant not set forth herein, and this Agreement constitutes the entire agreement between the parties.

9.   AMENDMENT.

     This Agreement may be amended, modified, or supplemented at any time, notwithstanding its approval with respect to the Current Fund by the Shareholders, in such manner as may be mutually agreed upon in writing by the parties; provided that following such approval no such amendment shall have a material adverse effect on the Shareholders' interests.

10.  TERMINATION.

     This Agreement may be terminated with respect to the Current Fund at any time at or prior to the Effective Time, whether before or after approval by the
Shareholders:

     10.1 By either ASREIF or the Trust (a) in the event of the other party's material breach of any representation, warranty, or covenant contained herein to be performed at or prior to the Effective Time, (b) if a condition to its obligations has not been met and it reasonably appears that such condition will not or cannot be met, or (c) if the Closing has not occurred on or before June 30, 2007; or

     10.2 By the parties' mutual agreement.

     Except as otherwise provided in Section 7, in the event of termination under Sections 10.1(c) or 10.2, there shall be no liability for damages on the part of either ASREIF or the Trust or the Current Fund or the New Fund, to the other.

11.  MISCELLANEOUS.

     11.1 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware; provided that, in the case of any conflict between such laws and the federal securities laws, the latter shall govern.

     11.2 Nothing expressed or implied herein is intended or shall be construed to confer upon or give any person, firm, trust, or corporation other than the parties and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

     11.3 The execution and delivery of this Agreement have been authorized by the Trust's trustees, and this Agreement has been executed and delivered by a duly authorized officer of the Trust in his or her capacity as an officer of the Trust intending to bind the Trust as provided herein, and no officer, trustee or shareholder of the Trust shall be personally liable for the liabilities or obligations of the Trust incurred hereunder. The liabilities and obligations of the Trust pursuant to this Agreement shall be enforceable against the assets of the New Fund only and not against the assets of the Trust generally.

     11.4 The execution and delivery of this Agreement have been authorized by the ASREIF's trustees, and this Agreement has been executed and delivered by a duly authorized officer of ASREIF in his or her capacity as an officer of ASREIF intending to bind ASREIF as provided herein, and no officer, trustee or shareholder of ASREIF shall be personally liable for the liabilities or obligations of ASREIF incurred hereunder. The liabilities and obligations of ASREIF pursuant to this Agreement shall be enforceable against the assets of the Current Fund only and not against the assets of ASREIF generally.

     IN WITNESS WHEREOF, each party has caused this Agreement to be executed and delivered by its duly authorized officers as of the day and year first written above.

Attest: AIM SELECT REAL ESTATE INCOME FUND, on behalf of its single series portfolio AIM Select Real Estate Income Fund


/s/ Stephen R. Rimes                     By: /s/ Philip A. Taylor
-------------------------------------        -----------------------------------
                                         Title: President


Attest:                                  AIM COUNSELOR SERIES TRUST,
                                         on behalf of its series portfolio AIM
                                         Select Real Estate Income Fund


/s/ Stephen R. Rimes                     By: /s/ Philip A. Taylor
-------------------------------------        -----------------------------------
                                         Title: President

                                   SCHEDULE A

Classes of Shares of the Current Fund

Common Shares
Auction Rate Preferred Shares, Series M
(to be redeemed on or before October 24, 2006)
Auction Rate Preferred Shares, Series W
(to be redeemed on or before November 2, 2006)
Auction Rate Preferred Shares, Series R
(to be redeemed on or before November 10, 2006)
Auction Rate Preferred Shares, Series F
(to be redeemed on or before October 30, 2006)

Classes of Shares of the New Fund

Class A Shares
Class B Shares
Class C Shares
Institutional Class Shares

                                   SCHEDULE B

CLASSES OF THE CURRENT FUND   CORRESPONDING CLASSES OF THE NEW FUND
---------------------------   -------------------------------------
       Common Shares                      Class A Shares